EXHIBIT 10.12

WOLVERINE WORLD WIDE, INC.
BENEFIT TRUST AGREEMENT

                    This Agreement made as of this 19th day of May, 1987, by and between WOLVERINE WORLD WIDE, INC., a corporation organized under the laws of the State of Delaware or any successor (hereinafter collectively referred to as the "Company") and Michigan National Bank (the "Trustee").

WITNESSETH:

                    WHEREAS, the Company is obligated to certain of the Company's executives (the "Executives" listed on Exhibit A hereto) under the employment agreements, severance agreements and deferred compensation agreements listed on Exhibit B hereto (such agreements being hereinafter called the "Plans"); and

                    WHEREAS, the aforesaid obligations of the Company are not funded or otherwise secured and the Company has agreed to assure that the payment of certain amounts becoming due under the Plans to the Executives will not be improperly withheld in the event that a Change in Control (as defined herein) should occur; and

                    WHEREAS, for purposes of assuring that such payments will not be improperly withheld, the Company desires to deposit with the Trustee, subject only to the claims of the Company's existing or future general creditors, amounts of cash or marketable securities and/or certain insurance policies sufficient to fund such payments as they may become due and payable;

                    NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

                    1.01          "Actuary" means: (a) an individual who is an enrolled actuary under the provisions of ERISA § 3042, or (b) a firm of actuaries, at least one of whose members is (or will be) an enrolled actuary under the provisions of ERISA § 3042; provided, however, that with respect to such individual or firm, such individual or firm is independent of the Company and is selected pursuant to the provisions of this Agreement.

                    1.02          "Additional Transfer" has the meaning set forth in Section 3.01(b) hereof.

                    1.03          "Agreement" means this trust agreement, as it may be amended.

                    1.04          "Benefits" means all payments required to be made to, or with respect to, an Executive under the Plans.

                    1.05          "Board" means the board of directors of the Company.

                    1.06          "Change in Control" means a change in control of the Company as set forth in Section 4.01 hereof.

                    1.07          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                    1.08          "Company" means Wolverine World Wide, Inc., or any successor.

                    1.09          "ERISA" means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time, and any regulation issued pursuant thereto.

                    1.10          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                    1.11          "Executive" means each individual listed on Exhibit A hereto.

                    1.12          "Insurance Transfer" has the meaning set forth in Section 3.01(b) hereof.

                    1.13          "Life Insurance" has the meaning set forth in Section 3.01(b) hereof.

                    1.14          "Minimum Premiums" has the meaning set forth in Section 3.01(b) hereof.

                    1.15          "Plans" means the agreements listed on Exhibit B hereto.

                    1.16          "Potential Change in Control" means a potential change in control of the Company as set forth in Section 4.02 hereof.

                    1.17          "Trust Corpus" has the meaning set forth in Section 3.02(a) hereof.

                    1.18          "Trustee" means the entity designated as trustee in the first paragraph of this Trust and any other entity appointed to succeed as Trustee pursuant to Section 6.02 hereof.

ARTICLE II

BENEFITS SUBJECT TO THIS TRUST

                    2.01          Plans. The benefits subject to this Trust consist of the payments becoming due to, or with respect to, the Executives under the Plans. The Company shall continue to be liable to the Executives to make all payments required under the terms of the Plans to the extent such payments have not been made pursuant to this Agreement.

ARTICLE III

TRUST AND THE TRUST CORPUS

                    3.01          Trust.

                              (a)          Concurrently with the execution of this Agreement, the Company is delivering to the Trustee the sum of One Thousand Dollars to be held in trust hereunder.

                              (b)          Upon the occurrence of a Potential Change in Control, the Company shall deliver to the Trustee to be held in trust hereunder an additional amount of cash (or marketable securities having a fair market value equal to such amount, or some combination thereof) (the "Additional Transfer") which shall have been determined by the Company to have a fair market value (together with existing Trust Corpus, at fair market value) equal to the value of the Benefits due to the Executives under the Plans, assuming the following:

                              (i)          the immediate occurrence of Change in Control, and

                              (ii)          the immediately following termination of the employment of the Executives with the Company in such a manner as to produce the maximum Benefits under the Plans; provided, however, that the Company, in its discretion, may concurrently transfer to the Trustee, to be held in trust, the ownership of certain "Life Insurance" (the policies described in Exhibit C hereto, their successor policies or additional policies on the lives of the Executives), plus cash (together called the "Insurance Transfer") sufficient to pay at least four of the first seven annual premiums on each transferred policy, to the extent then unpaid (the "Minimum Premiums"), and the amount of the Company's Additional Transfer shall be reduced by the estimated amounts becoming available from the transferred insurance policies (whether as loans or net policy proceeds).

                              (c)          At six-month intervals commencing six (6) months after the initial transfer pursuant to Section 3.01(b) hereof, unless the Trust Corpus shall theretofore have been released pursuant to Article V hereof, the Company shall redetermine the value of Benefits under the assumptions of Section 3.01(b), as of the end of the month immediately preceding such six-month interval date. If the value of Benefits so determined exceeds the current fair market value of the then Trust Corpus, the Company shall promptly (and in no event later than fourteen (14) days from the date of such six-month interval date) transfer to the Trustee an amount (i) in cash, (ii) in marketable securities which meet the requirements of Section 3.02(a)(i) or (ii) and are valued at current fair market value, (iii) if the transfer occurs prior to the occurrence of a Change in Control, in Life Insurance and Minimum Premiums valued at the estimated amounts becoming available from the Life Insurance being transferred, or (iv) in any combination thereof, which amount shall be equal to such excess.

                              (d)          Each transfer by the Company pursuant to Sections 3.01(b) and 3.01(c) hereof shall be accompanied by a Payment Schedule (as described in Section 5.02(a) hereof) which sets forth, among other things, the amounts transferred in respect of each Executive in respect of the Plans.

                              (e)          For the purposes of determining the amount of the Company's contributions under Sections 3.01(b) and 3.01(c) hereof, the present value of Benefits under the Plans must be determined by applying assumptions and formulas which are at least as favorable to each Executive as the actuarial assumptions (or formulas for determining such actuarial assumptions) that were applied by the Company under such Plans in determining Benefits under the Plans for the Company's initial transfer pursuant to Section 3.01(b) hereof.

                              (f)          As of each six (6) month interval date described in Section 3.01(c), the Company shall employ an Actuary in determining the amount to be contributed and the Company must, not later than the time prescribed by Section 3.01(c) for the payment of contributions, furnish to the Trustee the written certification of the Actuary employed by the Company setting forth the amount required to be contributed by the Company as of such date and stating that the contribution amount set forth and any information furnished pursuant to Section 3.01(d) has been computed in accordance with the requirements of this Trust and the provisions of the Plans, to the extent the Plans are consistent with the requirements of this Section 3.01. The Company shall furnish with such Actuary's certification a certification of the Chief Executive Officer of the Company naming the Actuary designated by the Company pursuant to this Section and stating that the information furnished to the Actuary in connection with the preparation of the Actuary's certification was true and correct to the best of his or her knowledge.

                              (g)          Except for transfers prior to a Change in Control, contributions to the Trust Corpus must be in cash or other marketable securities acceptable to the Trustee and meeting the requirements of Section 3.02(a)(i) or (ii).

                              (h)          Notwithstanding the foregoing, the Trustee shall not be required or obligated to inquire into or enforce the obligations of the Company under this Section 3.01 (including but not limited to the Company's obligations to contribute to this Trust), but shall be accountable only for amounts or information actually received by the Trustee.

                    3.02          Trust Corpus and Income.

                              (a)          As used herein, the term "Trust Corpus" shall mean the amount delivered to the Trustee as described in Section 3.01(a) hereof plus all amounts delivered thereafter pursuant to Section 3.01(b) or (c) hereof, in whatever form held or invested as provided herein. Except as provided in Section 3.02(b) hereof, the Trust Corpus shall be invested and reinvested by the Trustee in cash or marketable securities only in accordance with this Section 3.02(a). The Trustee shall use its good faith efforts to invest or reinvest from time to time all or such part of the Trust Corpus as it believes prudent under the circumstances (taking into account, among other things, anticipated cash requirements for the payment of Benefits) in either one or a combination of the following investments:

                              (i)          investments in direct obligations of the United States of America or obligations unconditionally and fully guaranteed as to principal and interest by the United States of America, in each case maturing within one year or less from the date of acquisition; or

                              (ii)          investments in negotiable certificates of deposit (in each case maturing within one (1) year or less from the date of acquisition) issued by a commercial bank organized and existing under the laws of the United States of America or any state thereof having a combined capital and surplus of at least One Billion Dollars ($1,000,000,000.00), including the Trustee if the Trustee meets such requirements); and

                              (iii)          in order to facilitate the making of payments required or authorized by this Agreement, investment of a reasonable portion of the Trust Corpus in a short-term investment fund managed by the bank which is then serving as Trustee or in any money market fund which such bank selects;

provided, however, that the Trustee shall not be liable for any failure to maximize the income earned on that portion of the Trust Corpus as is from time to time invested or reinvested as set forth above, nor for any loss of income due to liquidation of any investment which the Trustee, in its sole discretion, believes necessary to make payments or to reimburse expenses under the terms of this Trust.

                              (b)          Notwithstanding Section 3.02(a) hereof, the Trustee, in its discretion, may continue to hold as a trust investment the life insurance policies (or successor or additional policies) on the lives of certain Executives transferred to the Trustee pursuant to Section 3.01(b) hereof ("Life Insurance"). The Trustee may, at any time or times, borrow from the issuer of any Life Insurance to the extent the Trustee determines such borrowing is necessary (i) to pay the interest expense on any outstanding borrowings, (ii) to maintain any such Life Insurance in effect, or (iii) to make any payment pursuant to the Payment Schedule.

                              (c)          Except as hereinafter provided, all interest and other income earned on the investment of the Trust Corpus shall be the property of the Company and shall not constitute a part of the Trust Corpus. The interest and other income earned in any calendar year shall be paid over to the Company by the Trustee as promptly as practicable after the end of each calendar year. The amount of such interest or other income so payable to the Company shall be reduced by the amount of any interest accruing under the Plans (as set forth in the Payment Schedules referred to in Section 5.02(a) hereof, as revised from time to time), which accruing amounts, if not immediately payable, shall be added to the Trust Corpus, and further reduced by any amounts required to be delivered by the Company to the Trustee pursuant to Sections 3.01(b) or (c), 6.01(f) or 6.01(g) hereof which have not been so delivered, and only the excess, if any, shall be paid to the Company.

ARTICLE IV

CHANGE IN CONTROL

                    4.01          Definition of Change in Control. For purposes of this Agreement, a "Change in Control" shall mean a Change in Control of the Company of a nature that would be required to be reported in response to Item 5(f) of Schedule 14A of Regulation 14A promulgated under the Exchange Act; provided that, without limitation, such a Change in Control shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13(d)-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

                    4.02          Definition of a Potential Change in Control. For purposes of this Agreement, a "Potential Change in Control" shall be deemed to have occurred if (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control, (ii) any Person (including the Company) publicly announced an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control, (iii) any Person, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a Company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, increases such Person's beneficial ownership of the combined voting power of the Company's then outstanding securities by 5% or more over the percentage so owned by such Person on the date hereof and after such increase, is the Beneficial Owner, directly or indirectly, of securities of the Company representing 9.5% or more of such securities; or (iv) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

ARTICLE V

RELEASE OF THE TRUST PROPERTY

                    5.01          Delivery to the Company. All of the remaining property then held by the Trustee shall be returned to the Company upon written request made prior to a Change in Control. Furthermore, if no Change of Control has occurred within the [six-month] period immediately following the first transfer pursuant to Section 3.01(b) hereof, the remaining trust property shall be automatically returned to the Company, unless the Company shall have made a written request during such [six-month] period to the Trustee to retain the Trust Corpus for an additional [six month] period. The requirements of the foregoing sentence with respect to a return of the remaining trust property shall also apply to any additional [six-month] period. If a Change in Control has occurred, the Trust Corpus shall not be returned to the Company until the Trust is terminated pursuant to Section 7.01 and then only as provided in Section 7.01. The Company shall notify the Trustee of the occurrence of a Change in Control, and the Trustee may rely on such notice or on any other actual notice, satisfactory to the Trustee, of such a Change in Control which the Trustee may receive.

                    5.02          Deliveries to Participants. The Trustee shall hold the Trust Corpus in its possession under the provisions of this Agreement until authorized to deliver the Trust Corpus or any specified portion thereof as follows:

                              (a)          The Company shall deliver to the Trustee, contemporaneously with the initial transfer pursuant to Section 3.01(b) hereof, a schedule (the "Payment

Schedule") indicating the amounts being transferred in respect of each Executive (if any), the amounts payable in respect of each Executive, or providing a formula or instructions (which may incorporate the Plans by reference) acceptable to the Trustee for determining the amounts so payable, and the time of commencement for payment of such amounts. The Payment Schedule shall include instructions as to the amount of interest accruing (and other actuarial assumptions) with respect to Benefits under the Plans and such instructions may be revised from time to time to the extent so provided under the Plans and this Agreement. The Payment Schedule also shall be delivered by the Company to each Executive. A modified Payment Schedule shall be delivered by the Company to the Trustee and to each Executive at each time specified by Section 3.01(c) for the determination of whether additional amounts must be contributed to the Trust and upon the occurrence of any event, such as termination of an Executive, requiring a modification of the Payment Schedule. Except as otherwise provided herein, the Trustee shall make payments to the Executives in accordance with such Payment Schedule, including, if applicable, transfers of Life Insurance, valued at cash surrender value, in partial or full satisfaction of obligations under a deferred compensation agreement.

                              (b)          In the event that an Executive reasonably and in good faith believes that the Payment Schedule, as modified, does not properly reflect the amount payable to such Executive or the time or form of payment from the Trust Corpus in respect of the Plans, such Executive shall be entitled to deliver to the Trustee written notice (the "Executive's Notice") setting forth payment instructions for the amount the Executive believes in good faith to be due under the relevant terms of the Plans. The Executive shall also deliver a copy of the Executive's Notice to the Company within three (3) business days following the date the Executive's Notice was delivered to the Trustee. The Trustee shall make the payment in accordance with the payment instructions set forth in the Executive's Notice. If it shall subsequently be determined pursuant to Section 8.03 hereof that the amount paid in accordance with an Executive's Notice exceeded the amount properly payable pursuant to the Plans, the excess paid shall constitute a loan to such Executive from the Trustee payable on the thirtieth day after such determination, together with interest at the prime rate of the bank then serving as Trustee plus two percent (2%).

                              (c)          The Trustee shall be permitted to withhold from any payment due to an Executive hereunder the amount required by law to be so withheld under federal, state and local wage withholding requirements or otherwise, and shall pay over to the appropriate government authority the amounts so withheld. The Trustee may rely on instructions from the Company as to any required withholding and shall be fully protected under Section 6.01(g) hereof in relying on such instructions and in making payments to Executives pursuant to this Section 5.02.

                              (d)          Except as otherwise provided herein, in the event of any final determination by the Internal Revenue Service or a court of competent jurisdiction which determination is not appealable or the time for appeal or protest of which has expired, or the receipt by the Trustee of a substantially unqualified opinion of tax counsel selected by the Trustee, which determination determines, or which opinion opines, that either Executive is subject to federal income taxation on amounts held in Trust hereunder prior to the distribution to the Executive of such amounts, the Trustee shall, on receipt by the Trustee of such opinion or notice of such determination, pay to such Executive the portion of the Trust Corpus includible in such Executive's federal gross income.

                    5.03          Deliveries to Creditors of the Company. It is the intent of the parties hereto that the Trust Corpus is and shall remain at all times subject to the claims of the general creditors of the Company. Accordingly, the Company shall not create a security interest in the Trust Corpus in favor of the Executives or any creditor. If the Trustee receives the notice provided for in Section 5.04 hereof, or otherwise receives actual notice that the Company is insolvent or bankrupt as defined in Section 5.04 hereof, the Trustee will make no further distributions of the Trust Corpus to any of the Executives but will deliver the entire amount of the Trust Corpus only as a court of competent jurisdiction, or duly appointed receiver or other person authorized to act by such a court, may direct, to make the Trust Corpus available to satisfy the claims of the Company's general creditors. The Trustee shall resume distribution of Trust Corpus to the Executives under the terms hereof, upon no less than thirty (30) days advance notice to the Company, if it determines that the Company was not, or is no longer, bankrupt or insolvent.

                    5.04          Notification of Bankruptcy or Insolvency. The Company, through its Board and Chief Executive Officer, shall advise the Trustee promptly in writing of the Company's bankruptcy or insolvency. The Company shall be deemed to be bankrupt or insolvent upon the occurrence of any of the following:

                              (a)          The Company shall make an assignment for the benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver, liquidator, sequestrator, or any trustee for it or a substantial part of its assets, or shall commence any case under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction (federal or state), whether now or hereafter in effect; or if there shall have been filed any such petition or application, or any such case shall have been commenced against it, in which an order for relief is entered or which remains undismissed; or the Company by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or case or order for relief or to the appointment of a custodian, receiver or any trustee for it or any substantial part of any of its property, or shall suffer any such custodianship, receivership, or trusteeship to continue undischarged; or

                              (b)          The Company shall generally not pay its debts as such debts become due or shall cease to pay its debts in the ordinary course of business; or

                              (c)          The sum of the Company's debts is greater than all its property at a fair valuation; or

                              (d)          The present saleable value of the Company's assets is less than the amount that would be required to pay the probable liability on its existing debts as they become absolute and matured.

ARTICLE VI

TRUSTEE

                    6.01          Trustee.

                              (a)          The duties and responsibilities of the Trustee shall be limited to those expressly set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Trustee.

                              (b)          If, pursuant to Section 5.04 hereof or otherwise, all or any part of the Trust Corpus is at any time attached, garnished, or levied upon by any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by a court affecting such property or any part thereof, then and in any of such events the Trustee is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree, and it shall not be liable to the Company (or any of its subsidiaries) or any Executive by reason of such compliance even though such order, writ, judgment or decree subsequently may be reversed, modified, annulled, set aside or vacated.

                              (c)          The Trustee shall maintain such books, records and accounts as may be necessary for the proper administration of the Trust Corpus, and shall render to the Company, on or prior to each February 15 following the date of this Agreement until the termination of the trust established hereunder (and on the date of such termination), an accounting with respect to the Trust Corpus as of the end of the then most recent calendar year (and as of the date of such termination). The Trustee will at all times maintain a separate bookkeeping account for each Executive in which it will record each amount delivered by the Company to the Trustee with respect to such Executive and each amount paid by the Trustee to such Executive in accordance with a Payment Schedule. Upon the written request of an Executive or the Company, the Trustee shall deliver to such Executive, or the Company, as the case may be, a current written report setting forth (a) the aggregate present value of each such Executive's unpaid Benefits; (b) the aggregate present value of all unpaid Benefits; (c) the aggregate fair market value of the Trust Corpus; (d) the amount deemed allocable to such Executive's account for bookkeeping purposes, computed by multiplying item (c) by the quotient of item (a) divided by item (b); (e) a record of the contributions made by the Company with respect to such Executive; and (f) a record of any amounts paid by the Trustee to such Executive in accordance with a Payment Schedule.

                              (d)          The Trustee shall not be liable for any act taken or omitted to be taken hereunder if taken or omitted to be taken by it in good faith. The Trustee shall also be fully protected in relying upon any notice given hereunder which it in good faith believes to be genuine and executed and delivered in accordance with this Trust.

                              (e)          The Trustee may consult with legal counsel to be selected by it, and the Trustee shall not be liable for any action taken or suffered by it in accordance with the advice of such counsel.

                              (f)          The Trustee shall be entitled to receive such reasonable compensation for its services as shall be agreed upon by the Company and the Trustee; provided that, after the occurrence of a Change in Control, the Company shall not withhold its consent and agreement to any reasonable fee arrangement requested by the Trustee. The Trustee shall also be entitled to receive its reasonable expenses incurred with respect to the administration of the trust, including fees of counsel, any actuary and other firm or person engaged by the Trustee to aid it in the performance of its duties and obligations hereunder. Such compensation and expenses shall be paid by the Company within thirty (30) days after such compensation and expenses are presented to the Company. However, in the event such compensation and expenses are not paid by the Company within the above described period, the Trustee may apply the income of the Trust Corpus, and, if insufficient, the Trust Corpus, to pay such compensation and expenses.

                              (g)          Except for any damages, losses, claims or expenses resulting from the Trustee's gross negligence or willful misconduct, the Company agrees to indemnify and hold harmless the Trustee from and against any and all damages, losses, claims or expenses as incurred (including expenses of investigation and fees and disbursements of counsel to the Trustee and any taxes imposed on the Trust Corpus or income of the trust) arising out of or in connection with the performance by the Trustee of its duties hereunder. Any amount payable to the Trustee under paragraph (f) of this Section 6.01 or this paragraph (g) shall be paid by the Company promptly upon demand therefor by the Trustee or, if the Trustee so chooses in its sole discretion, from the Trust Corpus. In the event that payment is made hereunder to the Trustee from the Trust Corpus, the Trustee shall promptly notify the Company in writing of the amount of such payment. The Company agrees that, upon receipt of such notice, it will deliver to the Trustee to be held in the trust an amount in cash (or in marketable securities meeting the requirements of Section 3.02(a)(i) or (ii) hereof and valued at fair market value, or in some combination thereof) equal to any payments made from the Trust Corpus to the Trustee pursuant to paragraph (f) of this Section 6.01 or this paragraph (g). The failure of the Company to transfer any such amount shall not in any way impair the Trustee's right to indemnification, reimbursement and payment pursuant to paragraph (f) of this Section 6.01 or this paragraph (g).

                    6.02          Successor Trustee. The Trustee may resign and be discharged from its duties hereunder at any time by giving notice in writing of such resignation to the Company and each Executive specifying a date (not less than thirty (30) days after the giving of such notice) when such resignation shall take effect. Promptly after such notice, the Company (or, if a Change in Control shall have occurred prior to the effective appointment of a successor trustee, the Company and all Executives then having unpaid Benefits equal to at least sixty-five percent (65%) of all amounts then held in the Trust hereunder) shall appoint a successor trustee, such trustee to become Trustee hereunder upon the resignation date specified in such notice. If the Company and such Executive(s) are unable to so agree upon a successor trustee within thirty (30) days after such notice, the Trustee shall be entitled, at the expense of the Company, to petition a United States District Court, or any of the courts of the State of Michigan having jurisdiction, to appoint its successor. The Trustee shall continue to serve until its successor accepts the trust and receives delivery of the Trust Corpus. The Company (or, if a Change in Control shall previously have occurred, the Company and all Executives then having an amount held in the Trust hereunder) may at any time substitute a new trustee by giving fifteen (15) days notice thereof to the Trustee then acting. The Trustee and any successor thereto appointed hereunder shall be a commercial bank which is not an affiliate of the Company, but which is a national banking association or established under the laws of one of the states of the United States, and which has equity in excess of One Hundred Million Dollars ($100,000,000.00).

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

                    7.01          Termination. The trust established hereunder shall be terminated upon the final payment of all Benefits to, or with respect to, all Executives. Promptly upon termination of the trust, any remaining trust property then held by the Trustee shall then be paid to the Company.

                    7.02          Amendment and Waiver. Prior to a Change in Control, this Agreement may be amended without the consent of the Executives by written instrument executed and duly authorized by the Company and approved in writing by the Trustee. On and after the occurrence of a Change in Control, this Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto together with the written consent of

Executives then having unpaid Benefits equal to at least sixty-five percent (65%) of all amounts then held by the Trustee hereunder. The parties hereto, together with the consent of all Executives then having unpaid Benefits equal to at least sixty-five percent (65%) of all amounts then held by the Trustee hereunder, may at any time waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto or an Executive to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or Executive. Notwithstanding the foregoing, any such amendment or waiver may be made by written agreement of the parties hereto without obtaining the consent of the Executives, if such amendment or waiver does not adversely affect the rights of the Executives hereunder. After the occurrence of a Change in Control, no such amendment or waiver relating to this Trust may be made with respect to a particular Executive unless such Executive has agreed in writing to such amendment or waiver.

ARTICLE VIII

GENERAL PROVISIONS

                    8.01          Further Assurances. The Company shall, at any time and from time to time, upon the reasonable request of the Trustee, execute and deliver such further instruments and do such further acts as may be necessary or proper to effectuate the purposes of this Agreement.

                    8.02          Certain Provisions Relating to this Trust.

                              (a)          This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior agreements,

arrangements and understandings relating thereto. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives.

                              (b)          This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan other than and without reference to any provisions of such laws regarding choice of laws or conflict of laws.

                              (c)          In the event that any provision of this Agreement or the application thereof to any person or circumstances shall be determined by a court of proper jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and such provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

                    8.03          Arbitration. Any dispute between the Executives and the Company or the Trustee as to the interpretation or application of the provisions of this Agreement and amounts payable hereunder shall be determined exclusively by binding arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court of competent jurisdiction. All fees and expenses of such arbitration shall be paid by the Trustee and considered an expense of the trust under Section 6.01(g).

                    8.04          Notices. Any notice or communication which the Company, Trustee, or Executive may be required or may desire to give to another party under any provision of this Agreement shall be: (a) given in writing and personally delivered to, or mailed or delivered by overnight courier service to the address given below for, the party to whom such notice or communication is directed, or (b) with respect to notices or communications to the Trustee or the Company made by telex or telecopy, delivered or transmitted to the address given below for the party to whom such notice or communication is directed:

To Company:	Wolverine World Wide, Inc.
9341 Courtland Drive, N.E.
Rockford, Michigan 49351
	Attention:	Karen S. Holcomb,
Secretary
	Telephone:	(616) 874-8448
	Telecopy:	(616) 866-0257

To Trustee:	Michigan National Bank
77 Monroe Center
Grand Rapids, Michigan 49503
Telephone: (616) 451-7686
Attention: Tom DeFer,
Vice President

To any Executive:	At the respective address set forth on Exhibit A.

Any notice which is personally delivered shall be deemed to have been given on the date it is personally delivered. Any notice which is mailed shall be deemed to have been given on the third business day after deposit in the mail, registered or certified mail, postage prepaid and return receipt requested. Any notice which is delivered by overnight courier service shall be deemed to have been given on the business day after deposit with such courier service. Any notice which is transmitted by telex or telecopy shall be deemed to have been given on the day that such notice is transmitted.

          The Company, Trustee, or Executive may change the address to which notices, requests and other communications are to be sent to it or him by giving written notice of such address change to the other parties in conformity with this Section 8.04, but such change shall not be effective until notice of such change has been received by the other parties.

                    8.05          Employment Contract. Nothing contained in this Agreement shall be deemed to give any Executive the right to be retained in the service of the Company or any affiliate or to interfere with the right of the Company or any affiliate to discharge any Executive at any time regardless of the effect which such discharge shall have upon him as a participant of the trust established hereunder.

                    8.06          Gender and Number. Wherever any words are used herein in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply. Likewise, wherever any words are used herein in the plural form, they shall be construed as though they were also used in the singular form in all cases where they would so apply.

                    8.07          Headings. The headings and subheadings of this Agreement have been inserted for convenience of reference and are to be ignored in any construction of the provisions hereof.

                    8.08          Trust Beneficiaries. Each Executive is an intended beneficiary under the trust established hereunder, and shall be entitled to enforce all terms and provisions hereof with the same force and effect as if such person had been a party hereto.

                    8.09          Successors and Assigns. This Agreement shall bind and inure to the successors and assigns of the Company and the Trustee, respectively.

                    8.10          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together constitute but one (1) instrument, which may be sufficiently evidenced by any counterpart.

                    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in their respective names by their duly authorized officers the day and year first above written.

WOLVERINE WORLD WIDE, INC. By:

TRUSTEE By:

EXHIBIT A

Names and Addresses of Executives

George A. Andrews 8644 Wolven Rockford, Michigan 49341 SS#: ###-##-####	Frank J. Flood 18195 N. Shore Estates Spring Lake, Michigan 49456 SS#: ###-##-####

Owen S. Baxter, Jr. 604 S. Waiola Lagrange, Illinois 60525 SS#: ###-##-####	Thomas D. Gleason 656 Manhattan Road S.E. E. Grand Rapids, MI 49506 SS#: ###-##-####

Geoffrey B. Bloom 440 Cambridge S.E. Grand Rapids, Michigan 49506 SS#: ###-##-####	Lester E. Hyde 3410 Chamberlain S.E. Grand Rapids, Michigan 49508 SS#: ###-##-####

Michael Bohnsack 7200 Camino Del Rey Rockford, Michigan 49341 SS#: ###-##-####	Paul Kaschura Drei-Eichen-Weg-10 3414 Hardegsen, West Germany SS#:

John D. Bunbury 2408 Belcher Drive Montgomery, Alabama 36111 SS#: ###-##-####	Charles Lauer 7765 Kenrob Drive SE Grand Rapids, MI 49546 SS#: ###-##-####

Robert S. Burch 9630 Summit Drive Rockford, Michigan 49341 SS#: ###-##-####	William Legate 2183 Timberview Drive Grand Rapids, Michigan 49505 SS#: ###-##-####

Thomas Carmody 2707 Elmwood Grand Rapids, Michigan 49506 SS#: ###-##-####	L. James Lovejoy 7466 Buccaneer S.E. Grand Rapids, Michigan 49546 SS#: ###-##-####

Karen S. Cloherty 3619 Reeds Lake Blvd. E. Grand Rapids, MI 49506 SS#: ###-##-####	Gordon MacKenzie 3493 Knollwood Drive Rockford, Michigan 49341 SS#: ###-##-####

Steven M. Duffy 1839 Lake Drive S.E. E. Grand Rapids, MI 49506 SS#: ###-##-####	Charles F. Morgo 3039 Manhattan Lane E. Grand Rapids, MI 49506 SS#: ###-##-####

Dean Estes 1658 Hillsboro S.E. Grand Rapids, Michigan 49506 SS#: ###-##-####	Martin P. Neslusan P.O. Box 1238 Webster, Massachusetts 01570 SS#: ###-##-####

Timothy J. O'Donovan 4725 Forest Hills Court E. Grand Rapids, MI 49506 SS#: ###-##-####	Ernest F. Tonsmeire 5043 Cedar Ridge N.E. Grand Rapids, Michigan 49505 SS#: ###-##-####

Peter D. Panter 617 Plymouth S.E. E. Grand Rapids, MI 49506 SS#: ###-##-####	Nunzio J. Vaccaro 4215 Weymouth Drive N.E. Grand Rapids, Michigan 49508 SS#: 507-18-463l

Laurence (Max) D. Schmitt 1401 Kerry Circle Tridley, MN 55432 SS#: ###-##-####	David W. Warne 1460 Hawthorne Hill Ada, Michigan 49301 SS#: ###-##-####

Raymond V. Sessa 5123 South Quail Crest Grand Rapids, Michigan 49506 SS#: ###-##-####	Dan West 2551 Cascade Spring Grand Rapids, Michigan 49506 SS#: 510-38-l971

Lyle J. Sipple 11630 Meyers Lake Road Cedar Springs, MI 49319 SS#: ###-##-####	William J. Widdis 18867 Fruitport Road Spring Lake, Michigan 49456 SS#: ###-##-####

Jim L. Smith
520 Stroud
Jonesboro, Arkansas 72401
SS#: ###-##-####

*Bold items show changes from previous listing

Revised March 31, 1992

EXHIBIT B

THE PLANS

1.	EMPLOYMENT AGREEMENTS:
		Dated	As Amended

	Thomas D. Gleason	8/24/89

	Geoffrey B. Bloom	7/12/91

2.	SEVERANCE AGREEMENTS - (Change in Control Agreements):

		Dated	As Amended

	George A. Andrews	12/15/87	6/29/89
	Michael B. Bohnsack	3/10/87	3/10/89 9/12/89
	Thomas D. Gleason	6/29/89
	Karen S. Holcomb	12/15/87	6/29/89
	L. James Lovejoy	3/6/92
	Charles Morgo	12/15/87	6/29/89
	Timothy J. O'Donovan	12/15/87	6/29/89
	Peter D. Panter	12/15/87	6/29/89
	Lyle J. Sipple	8/1/90
	David W. Warne	8/l/90
	William J. Widdis	12/15/87	6/29/89

3.	DEFERRED COMPENSATION AGREEMENTS:

		Dated	As Amended

	George A. Andrews	9/27/89	10/2/90
	Owen S. Baxter, Jr.	12/26/89
	Geoffrey B. Bloom	9/27/89
	Michael Bohnsack	9/27/89	1/29/92
	John D. Bunbury	9/12/84	9/2/87 9/2/87
8/l/87
	Robert S. Burch	12/26/84	6/3/87
	Thomas Carmody	3/16/92
	Karen S. Cloherty	9/28/89	10/2/90
	Dean Estes	9/27/89	1/29/92
	Steve M. Duffy	9/1/90	2/1/92
	Frank J. Flood	9/10/84	4/28/87 6/17/87
	Thomas D. Gleason	8/24/89

	Lester E. Hyde	9/7/84	6/l/87
	Paul Kaschura	9/12/84	6/5/87
	Charles Lauer	10/20/90
	William Legate	9/27/89	10/2/90
	L. James Lovejoy	10/1/91
	Gordon MacKenzie	9/27/89	10/10/90
	Charles F. Morgo	10/11/89
	Kenneth R. Morris	9/27/89
	Martin P. Neslusan	9/27/89
	Timothy J. O'Donovan	9/28/89
	Peter D. Panter	9/27/89
	L. Max Schmitt	4/6/87	9/10/84
	Raymond V. Sessa	9/27/89
	Lyle Sipple	9/27/89
	Jim Smith	9/27/89	10/10/90 1/30/92
	Earnest F. Tonsmeire	9/10/84	5/29/87
	Nunzio J. Vaccaro	9/12/84	5/6/87 5/28/87
	David W. Warne	9/27/89
	Dan West	1/1/89
	William J. Widdis	9/27/89
	Robert S. Wolff	9/29/89

4.	SUPPLEMENTAL PENSION PLAN, as approved by the Board of Directors of the Company on May 4, 1988:

*Bold items show changes from previous listing.

Revised March 31, 1992

AMENDMENT NO. 1
TO
WOLVERINE WORLD WIDE, INC.
BENEFIT TRUST AGREEMENT

                    Wolverine World Wide, Inc., a corporation organized under the laws of the State of Delaware (the "Company") and Michigan National Bank ("the Trustee") having entered into the above Agreement as of May 19, 1987, do hereby amend the Agreement, as of April 12, 1989, as follows:

                    Section 3.01 (b) shall be amended by adding the following to the end thereof:

"Notwithstanding the foregoing, the Company, in its discretion, may make the Insurance Transfer prior to the occurrence of any Potential Change in Control, and such an Insurance Transfer, in and of itself, shall not be treated as an initial transfer under Section 3.01 (c) hereof."
WOLVERINE WORLD WIDE, INC. By:
Chief Executive Officer

MICHIGAN NATIONAL BANK, As TRUSTEE By:
Second Vice President

AMENDMENT NO. 2
TO
WOLVERINE WORLD WIDE, INC.
BENEFIT TRUST AGREEMENT

                    Wolverine World Wide, Inc., a corporation organized under the laws of the State of Delaware (the "Company") and Michigan National Bank ("the Trustee") having entered into the above Agreement as of May 19, 1987, and amended the Agreement on April 12, 1989, do hereby further amend the Agreement, as of May 5, 1989, as follows:

1.	The first paragraph after "witnesseth" on page 1 of the above Agreement is revised to read:

                    WHEREAS, the Company is obligated to certain of the Company's executives (the "Executives" listed on Exhibit A hereto) under the employment agreements, severance agreements, deferred compensation agreements, and the supplemental pension plan listed on Exhibit B hereto (such agreements being hereinafter called the "Plans"); and

2.	Exhibit B shall be amended by adding the following plan:

4.    Supplemental Pension Plan, as approved by the Board of Directors of the Company on May 4, 1988.
WOLVERINE WORLD WIDE, INC. By:
Chief Executive Officer

MICHIGAN NATIONAL BANK, As TRUSTEE By:
Second Vice President

AMENDMENT NO. 3
TO
WOLVERINE WORLD WIDE, INC.
BENEFIT TRUST AGREEMENT

                    Wolverine World Wide, Inc., a corporation organized under the laws of the State of Delaware (the "Company"), and Michigan National Bank (the "Trustee") having entered into the above Benefit Trust Agreement as of May 19, 1987, and amended the Agreement on April 12, 1989 and May 5, 1989, do hereby further amend the Agreement, as of August 24, 1989, as follows:

1.

Notwithstanding any other term or provision of the Wolverine World Wide, Inc. Benefit Trust Agreement, as amended, the acquisition by FMR Corp. and Fidelity International, Ltd., both affiliates of the Fidelity Fund group of companies managed by Fidelity Management & Research Company, of 693,600 shares of common stock, $1 par value, of the Company, shall not be considered a "Potential Change in Control" as defined by the Benefit Trust Agreement until such time as the Board of Directors of the Company elects, in its sole discretion, to revoke this Amendment No. 3 and thereby determine and reinstate such acquisition of common stock as a "Potential Change in Control".

WOLVERINE WORLD WIDE, INC. By:
Thomas D. Gleason Chief Executive Officer

MICHIGAN NATIONAL BANK, As TRUSTEE By:
Second Vice President

AMENDMENT NO. 4
TO
WOLVERINE WORLD WIDE, INC.
BENEFIT TRUST AGREEMENT

                    Wolverine World Wide, Inc., a corporation organized under the laws of the State of Delaware (the "Company") and Michigan National Bank ("the Trustee") having entered into the above Agreement as of May 19, 1987, and amended the Agreement on April 12, 1989, May 5, 1989 and August 24, 1989, do hereby further amend the Agreement, as of July 29, 1999, as follows:

1.	Section 1.11 shall be amended by substituting the following:

          1.11          "Executive" means each individual officer and director listed on Exhibit A hereto, which Exhibit may be updated from time to time by the Company to reflect current officers and directors.

2.	Section 5.01 shall be amended by omitting all brackets around the terms "six-month."

3.	Section 8.04 shall be amended by omitting the reference to Karen S. Holcomb and substituting Blake W. Krueger, Executive Vice President, General Counsel and Secretary.

4.	Exhibit B shall be amended by adding the following plan:

6.          Outside Directors' Deferred Compensation Plan.
WOLVERINE WORLD WIDE, INC. By: Blake W. Krueger, Executive Vice President, General Counsel and Secretary

MICHIGAN NATIONAL BANK, as Trustee By:

Its: